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                                                                   EXHIBIT 10.11


                   AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


         This Amendment to Executive Employment Agreement ("Amendment") is made and entered into this the 26th day of October, 1999 by and between QUINTILES TRANSNATIONAL CORP., a North Carolina Corporation (hereinafter the "Company"), and JOHN S. RUSSELL (hereinafter the "Executive").

         WHEREAS, the Company and Executive are parties to an Executive Employment Agreement dated as of December 3, 1998 (the "Employment Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein; and

         WHEREAS, the Company and Executive desire to amend the Employment Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the legal sufficiency and adequacy of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

         1. The Employment Agreement is amended by deleting Section 5.6 thereof in its entirety and inserting the following Section 19 at the end thereof:

19.      CHANGE IN CONTROL.

         19.1 For purposes of this Amendment, a "Change in Control" shall mean the occurrence of any one of the following:

                  (A) An acquisition (other than directly from the Company) of any voting securities of the Company by any "Person" (as such term is used in Sections 3(A)(9), 13(D)(3) and 14(D)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), after which such Person, together with its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of more than one-third (33.33%) of the total voting power of the Company's then outstanding voting securities, but excluding any such acquisition by the Company, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned,


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directly or indirectly, by the Company (for purposes hereof, a "Subsidiary"), any employee benefit plan of the Company or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan), or Dennis B. Gillings;

                  (B) The shareholders of the Company approve a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity that is not controlled by the Company, as a result of which less than two-thirds (66.66%) of the total voting power of the outstanding voting securities of the Company or of the successor corporation or entity after such transaction are held in the aggregate by the holders of the Company's voting securities immediately prior to such transaction;

                  (C) The shareholders of the Company approve a liquidation or dissolution of the Company, or approve the sale or other disposition by the Company of all or substantially all of the Company's assets to any Person (other than a transfer to a Subsidiary of the Company);

                  (D) During any period of twenty-four (24) consecutive months, the individuals who constitute the Board of Directors of the Company at the beginning of such period (the "Incumbent Directors") cease for any reason to constitute at least two-thirds (66.66%) of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by at least two-thirds (66.66%) of the directors who are then Incumbent Directors.

         19.2 TERMINATION FOLLOWING CHANGE IN CONTROL. After the occurrence of a Change in Control, Executive shall be entitled to receive payments and benefits pursuant to this Agreement if, at the time of the Change in Control, (i) Executive is in ECP Levels 1 to 2 and his employment is terminated pursuant to Sections 19.2(A), (B), or (C) below, or (ii) Executive is in ECP Levels 2.5 to 4 and his employment is terminated pursuant to Sections 19.2(B) or (C) below.

                  (A) Within eighteen (18) months following a Change in Control, Executive terminates his employment with Company by giving written notice of such termination to Company.



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                  (B) Within eighteen (18) months following a Change in Control,
Company terminates Executive's employment for reasons other than "Cause" as such term is defined in Section 4.3 of the Employment Agreement.

                  (C) Within eighteen (18) months following a Change in Control, Executive terminates his employment with the Company for "Good Reason." For purposes of this Amendment, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                           (i) a change in Executive's status, title, position
or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities which in Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect him to any of such positions, status, or title except in connection with the termination of his employment for Cause or by Executive other than for Good Reason,

                           (ii) a reduction in Executive's base salary;

                           (iii) the Company's requiring Executive to be based
at any place outside a thirty (30) mile radius from Executive's principal place of residence, except for reasonably required travel on Company's business which is not greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the Company to continue in effect
any compensation, welfare or benefit plan in which Executive is participating at the time of a Change in Control, including benefits pursuant to the Executive Compensation Plan or similar plans, without substituting plans providing Executive with substantially similar or greater benefits, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plans or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control;




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                           (v) any purported termination of Executive's
employment for Cause without grounds therefor;

                           (vi) the insolvency or the filing (by any party
including the Company) of a petition for bankruptcy of the Company;

                           (vii) any material breach by the Company of any
provision of the Employment Agreement after Executive has given the Company notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so.); or

                           (viii) the failure of the Company to obtain an
agreement, satisfactory to Executive, from any successor or assign of the Company to assume and agree to perform the Employment Agreement, including this Amendment.

         19.3 SEVERANCE PAY AND BENEFITS. If Executive's employment with the Company terminates under circumstances as described in Section 19.2. above, Executive shall be entitled to receive all of the following:

                  (A) all accrued compensation through the termination date, plus any Bonus for which the Executive otherwise would be eligible in the year of termination, prorated through the termination date, payable in cash. For purposes of Sections 19.3(A) and 19.3(B), "Bonus" shall be defined as any benefits for which Executive would be eligible under the Executive Compensation Plan described in Section 3.2 of the Employment Agreement. The amount of such Bonus shall be paid in cash and, for purposes of Sections 19.3(A) and 19.3(B), shall be calculated as if Executive had achieved 100% of Executive's performance goals for that year.

                  (B) a severance payment equal to two and ninety-nine hundredths (2.99) times the amount of Executive's most recent annual compensation, including the amount of his most recent annual Bonus. The severance amount shall be paid (i) in cash in thirty-four (34) equal monthly installments commencing one month after the termination date, or (ii) in a lump sum, within one month after the termination date, at the sole option of the Executive.


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                  (C) the Company shall maintain in full force and effect, for eighteen (18) months after the termination date, all life insurance, health, accidental death and dismemberment, disability plans and other benefit programs in which Executive is entitled to participate immediately prior to the termination date, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. Executive's continued participation in such plans and programs shall be at no greater cost to Executive than the cost he bore for such participation immediately prior to the termination date. If Executive's participation in any such plan or program is barred, Company shall arrange upon comparable terms, and at no greater cost to Executive than the cost he bore for such plans and programs prior to the termination date, to provide Executive with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

                  (D) a lump sum payment (or otherwise as specified by Executive to the extent permitted by the applicable plan) of any and all amounts contributed to a Company pension or retirement plan which Executive is entitled to under the terms of any such plan through the date of termination.

         19.4 STOCK OPTIONS.

                  (A) Upon a Change in Control, all options ("Options") to purchase Common Stock of the Company held by Executive as of the date of the Change in Control shall become fully vested and exercisable.

                  (B) If Executive's employment with the Company terminates pursuant to Section 19.2, then the Options shall remain exercisable until the later of:

                           (i) the expiration of the applicable period for
exercise following termination of employment set forth in the Option agreements (or in any other agreement between Executive and the Company that supersedes the Option agreements); or

                           (ii) three (3) years after the date of termination
(to the extent of the terms of the Options); provided, however, that any "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended


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(the "Code"), that are exercised more than ninety (90) days after the date of termination pursuant Section 19.2 shall be treated for tax purposes as nonqualified stock options.


         19.5 EXCISE TAX PAYMENTS.

                  (A) If any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to Executive or for his benefit pursuant to this Agreement (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the amount of the Payment net of all taxes other than the Excise Tax (the "Net Amount") shall be calculated. Executive shall then receive, in addition to the Payment, an additional payment (the "Gross-Up Payment"), which shall be an amount such that, after payment of all taxes (including the Excise Tax) on the Payment and the Gross-Up Payment, Executive shall retain an amount equal to the Net Amount.

                  (B) An initial determination as to whether a Gross-Up Payment is required pursuant to this Amendment and the amount of such Gross-Up Payment shall be made at Company's expense by an accounting firm selected by Company and reasonably acceptable to Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Company and Executive within ten (10) days of the date Executive's employment terminates if applicable, or such other time as requested by Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 19.5 shall be paid by Company to Executive within five
(5) days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, Company shall promptly pay to Executive any additional amount required by such resolution. If there is no Dispute, the



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Determination shall be binding, final and conclusive upon Company and Executive subject to the application of Section (C) below.

                  (C) Notwithstanding anything in this Amendment to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment, Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment and the Gross-Up Payment, as applicable.

                  (D) If Executive is subject to taxation under a non-United States taxing authority and an excise tax similar to the Excise Tax is imposed on any Payment by such non-United States taxing authority, then Executive shall be entitled to receive a Gross-Up Payment as calculated pursuant to Section 19.5(A) above, based upon the lesser of such non-United States excise tax imposed and the Excise Tax that would have been imposed had the Payment been subject to United States taxation.

         2. Except as herein set forth, the Employment Agreement is not modified or amended and the parties hereto reaffirm and agree to all of the terms and provisions of the Employment Agreement, as herein amended, in all respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment to Executive Employment Agreement as of the day and year first written above.

                                       /s/ John S. Russell
                                       -----------------------------------------
                                       JOHN S. RUSSELL



                                       QUINTILES TRANSNATIONAL CORP.



                                       By:  /s/ Dennis B. Gillings
                                          -------------------------------------
                                       Name: Dennis B. Gillings
                                            -----------------------------------
                                       Title:  Chairman & CEO
                                             ----------------------------------




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                                   EXHIBIT "A"


                               (previously filed)